Exhibit 10.1

BUSINESS FINANCING AGREEMENT

Borrowers:	Orion Energy Systems, Inc. 2210 Woodland Drive Manitowoc, WI 54220, and its Subsidiaries party hereto	Lender:	Western Alliance Bank 55 Almaden Boulevard, Suite 100 San Jose, CA 95113

This BUSINESS FINANCING AGREEMENT, dated as of October 26, 2018, is made and entered into between WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION (“Lender”), on the one hand, and ORION ENERGY SYSTEMS, INC., a Wisconsin corporation (“Parent”), the Subsidiaries of Parent listed on Schedule 1 attached hereto, and such other direct or indirect Subsidiaries of Parent that may hereafter become parties hereto (collectively with Parent, “Borrowers” and each a “Borrower”), on the other hand, on the following terms and conditions:

1.	REVOLVING CREDIT LINE.

1.1

Advances. Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Maturity Date, Lender will make Advances jointly and severally to Borrowers not exceeding the Credit Limit or the Borrowing Base, whichever is less; provided that in no event shall Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding. Amounts borrowed under this Section may be repaid and subject to the terms and conditions hereof reborrowed during the term of this Agreement. It shall be a condition to each Advance that (a) an Advance Request acceptable to Lender has been received by Lender, (b) all of the representations and warranties set forth in Section 3 are true and correct in all material respects (except to the extent such representation is qualified by “materiality”, “material adverse change” or words of similar import, in which case they shall be true and correct in all respects) on the date of such Advance as though made at and as of each such date, except to the extent such representation or warranty relates to a specific earlier date in which case such representation and warranties shall be true and correct in all material respects (except to the extent such representation is qualified by “materiality”, “material adverse change” or words of similar import, in which case they shall be true and correct in all respects) as of such stated earlier date, and (c) no Default has occurred and is continuing, or would result from such Advance.

1.2

Advance Requests. Administrative Borrower may request that Lender make an Advance by delivering to Lender an Advance Request therefor and Lender shall be entitled to rely on all the information provided by Administrative Borrower to Lender on or with the Advance Request. Lender may honor Advance Requests, instructions or repayments given by any Authorized Person. So long as all of the conditions for an Advance set forth herein have been satisfied, Lender shall fund such Advance into Borrowers’ Account within one business day of Lender’s receipt of the applicable Advance Request; provided that if such Advance request is made before 12:00 noon Pacific time on a business day, Lender shall use its commercially reasonable best efforts to fund such Advance into Borrowers’ Account on the date of receipt of the Advance Request.

1.3

Due Diligence. Lender may audit Borrowers’ Receivables and Inventory, and any and all records pertaining to the Collateral, at Lender’s Permitted Discretion and at Borrowers’ expense; provided that if no Event of Default exists, Borrowers shall be obligated to reimburse Lender for only one such audit of Borrowers’ Receivables in any 6-month period. Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement; provided that if no Event of Default exists, Lender shall only contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables pursuant to this Section 1.3 in connection with an audit conducted pursuant to this Section 1.3. Lender may at any time and from time to time obtain at Borrowers’ expense, an appraisal of the Inventory by an appraiser acceptable to Lender in its Permitted Discretion; provided that if no Event of Default exists, Borrowers shall be obligated to reimburse Lender for only one such appraisal in any 12-month period. If any of the Collateral or Borrowers’ books or records pertaining to the Collateral are in the possession of a third party, each Borrower authorizes that third party to permit Lender or its agents to have access to perform inspections or audits thereof and to respond to Lender’s requests for information concerning such Collateral and records.

1.4	Collections.

(a)

Lender shall have the exclusive right to receive all Collections on all Receivables. Each Borrower shall (i) immediately notify, transfer and deliver to Lender all Collections such Borrower receives for deposit into the Collection Account, (ii) deliver to Lender a monthly bank statement or a detailed cash receipts journal on Friday of each week and with each Advance Request as of no earlier than 3 business days prior to the date of the Advance Request until the Lockbox is operational, and (iii) immediately enter into a collection services agreement acceptable to Lender (the “Lockbox Agreement”) pursuant to which all Collections received in the Lockbox shall be deposited into the Collection Account. Borrowers shall use the Lockbox address as the remit to and payment address for all of Borrowers’ Collections from Account Debtors, and Borrowers shall instruct all Account Debtors to make payments either directly to the Lockbox for deposit by Lender directly to the Collection Account, or instruct them to deliver such payments to Lender by wire transfer, ACH, or other means as Lender may direct for deposit to the Lockbox or Collection Account. It will be considered an immediate Event of Default if this does not occur or the Lockbox is not operational within 60 days of the date of this Agreement.

(b)

At Lender’s option, Lender may either (i) transfer all Collections deposited into the Collection Account to Borrowers’ Account, or (ii) apply the Collections deposited into the Collection Account to the outstanding Account Balance, in either case, within three business days of the date received (provided that Lender shall use its commercially reasonable efforts to deposit the Collections deposited into the Control Account to the outstanding Account Balance within one business day); provided that upon the occurrence and during the continuance of any Event of Default, Lender may apply all Collections to the Obligations in such order and manner as Lender may determine. Lender has no duty to do any act other than to apply such amounts as required above. If an item of Collections is not honored or Lender does not receive good funds for any reason, any amount previously transferred to Borrowers’ Account or applied to the Account Balance shall be reversed as of the date transferred or applied, as applicable, and, if applied to the Account Balance, the Finance Charge will accrue as if the Collections had not been so applied. Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the UCC and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

1.5

Receivables Activity Report. Within 30 days after the end of each Month End, Lender shall send to Administrative Borrower a report covering the transactions for the prior billing period, including the amount of all Advances, Collections, Adjustments, Finance Charges, and other fees and charges. The accounting shall be deemed correct and conclusive unless Administrative Borrower makes written objection to Lender within 30 days after Lender sends the accounting to Administrative Borrower.

1.6

Adjustments. In the event any Adjustment not made in the ordinary course of business, consistent with past practices (including Adjustments for discounts for prompt payment) or dispute is asserted by any Account Debtor, Administrative Borrower shall promptly advise Lender and shall, subject to Lender’s approval, resolve such disputes and advise Lender of any Adjustments; provided that in no case will the aggregate Adjustments made with respect to the Receivables exceed 5% of the aggregate Receivable Amount in any month unless Borrowers have obtained the prior written consent of Lender. So long as any Obligations are outstanding, Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property. If such possession is not taken by Lender, the applicable Borrower is to resell it for Lender’s account at Borrowers’ expense with the proceeds applied as set forth in Section 1.4.

1.7

Recourse; Maturity. Advances and the other Obligations shall be with full recourse against Borrowers. On the Maturity Date, Borrowers will pay all then outstanding Advances and other Obligations to Lender or such earlier date as shall be herein provided.

1.8

Letter of Credit Line. Subject to the terms and conditions of this Agreement, Lender hereby agrees to issue or cause an Affiliate to issue letters of credit for the account of Borrowers (each, a “Letter of Credit” and collectively, “Letters of Credit”) from time to time; provided that (a) the Letter of Credit Obligations shall not at any time exceed the Letter of Credit Sublimit and (b) the Letter of Credit Obligations will be treated as Advances for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The form and substance of each Letter of Credit shall be subject to approval by Lender, in its sole discretion. Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Lender in connection with the issuance thereof (each, a “Letter of Credit Agreement”). Each draft paid under any Letter of Credit shall be repaid by Borrowers in accordance with the provisions of the applicable Letter of Credit Agreement. No Letter of Credit shall be issued that results in an Overadvance or while any Overadvance is outstanding. Upon the Maturity Date, Borrowers shall Cash Collateralize all Letters of Credit Obligations if the term of this Agreement is not extended by Lender.

1.9

Cash Management Services. Borrowers may use availability hereunder up to the Cash Management Sublimit for Lender’s cash management services, which may include merchant services, direct deposit of payroll, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). The entire Cash Management Sublimit will be treated as an Advance for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements. Upon the Maturity Date, Borrowers shall Cash Collateralize all Cash Management Services if the term of this Agreement is not extended by Lender.

1.10

Business Credit Card. Borrowers may use availability hereunder up to the Credit Card Limit for issuance by Lender of business credit cards for Borrowers. The entire Credit Card Limit will be treated as an Advance for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. All credit cards issued under the Credit Card Limit shall be subject to additional terms set forth in applicable credit card agreements. Upon the Maturity Date, Borrowers shall Cash Collateralize the amount owing to Lender on account of credit cards issued to Borrowers if the term of this Agreement is not extended by Lender.

1.11

Foreign Exchange Facility. Borrowers may enter in foreign exchange forward contracts with Lender under which Borrowers commit to purchase from or sell to Lender a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Sublimit. Ten percent (10%) of the amount of each outstanding FX Forward Contract shall be treated as an Advance for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. Lender may terminate the FX Forward Contracts if an Event of Default occurs and is continuing. Each FX Forward Contract shall be subject to additional terms set forth in the applicable FX Forward Contract or other agreements executed in connection with the foreign exchange facility. Upon the Maturity Date, Borrowers shall Cash Collateralize the amount owing to Lender on account of the FX Sublimit if the term of this Agreement is not extended by Lender.

1.12	Overadvances. Upon any occurrence of an Overadvance, Borrowers shall immediately pay down the Advances such that, after giving effect to such payments, no Overadvance exists.

2.	FEES AND FINANCE CHARGES.

2.1

Finance Charges. Lender may, but is not required to, deduct the amount of accrued Finance Charge from Collections received by Lender. The accrued and unpaid Finance Charge shall be due and payable within 10 calendar days after each Month End during the term hereof.

2.2	Fees.

(a)

Termination Fee. In the event this Agreement is terminated prior to the first anniversary of the date of this Agreement, Borrowers shall pay the Termination Fee to Lender; provided that if this Agreement, following Borrowers’ request and the consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed), is transferred to another operating division of Lender, the transfer will not be deemed a termination resulting in the payment of the Termination Fee; provided that Borrowers agree, at the time of transfer, to the payment of comparable fees in an amount not less than that set forth in this Agreement, and provided further that such transfer is not as a result of an Event of Default.

(b)	Facility Fee. Borrowers shall pay the Facility Fee to Lender promptly upon the execution of this Agreement and each anniversary thereof.

(c)

Letter of Credit Fees. Borrowers shall pay to Lender fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Lender’s standard fees and charges then in effect for such activity.

(d)

Cash Management, Business Credit Cards, and FX Forward Contract Fees. Borrowers shall pay to Lender fees in connection with the Cash Management Services, business credit cards, and the FX Forward Contracts as determined in accordance with Lender’s standard fees and charges then in effect for such activity.

(e)	Due Diligence Fee. Borrowers shall pay the Due Diligence Fee to Lender promptly upon the execution of this Agreement and each anniversary thereof.

2.3	Change in Applicable Margin.

(a)

Until delivery of the first Compliance Certificate due hereunder, the Quick Ratio will be conclusively deemed to be less than 1.00 to 1. Thereafter, changes in the Applicable Margin resulting from a change in the Quick Ratio, shall become effective on the first day of the calendar month following Lender’s receipt of the latest Compliance Certificate, commencing with the Compliance Certificate with respect to the month ending October 31, 2018, and shall be based on the Quick Ratio disclosed in such Compliance Certificate; provided, however, for purposes of determining the aforementioned margins, if Administrative Borrower fails to deliver to Lender an accurate completed Compliance Certificate when due hereunder, the Quick Ratio shall be conclusively presumed to be less than 1.00 to 1.0 until the applicable Compliance Certificate has been so completed and delivered to Lender. No reduction in the Applicable Margin shall be granted if an Event of Default has occurred and is continuing.

(b)

If, as a result of any restatement of or other adjustment to Borrowers’ financial statements or for any other reason, Lender determines that (a) the Quick Ratio as calculated by Borrowers as of any applicable date was inaccurate and (b) a proper calculation of the Quick Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Quick Ratio would have resulted in higher pricing for such period, in addition to and not in substitution of any of Lender’s other rights and remedies with respect thereto, Borrowers shall pay to Lender, promptly on demand by Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Quick Ratio would have resulted in lower pricing for such period, Lender shall refund to Borrowers the excess of the amount of interest and fees actually paid for such period over the amount of interest and fees that should have been paid for such period; provided that if, as a result of any restatement or other event a proper calculation of the Quick Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

3.	REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants:

3.1

No representation, warranty or other statement of such Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not materially misleading.

3.2

Such Borrower is duly existing and in good standing in its state of formation and, except as otherwise permitted under Section 4.10(b), qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified.

3.3

The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with such Borrower’s organizational documents, nor constitute an Event of Default under any material agreement by which such Borrower is bound. Such Borrower is not in material default under any agreement to which or by which it is bound.

3.4	Such Borrower has good title to the Collateral and all inventory is in all material respects of good and marketable quality, free from material defects (ordinary wear and tear excepted).

3.5

Such Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth in Schedule 1 attached to this Agreement. Such Borrower is located at its address for notices set forth in this Agreement.

3.6

If such Borrower owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing, such interest has been specifically disclosed and identified to Lender in writing.

4.	MISCELLANEOUS PROVISIONS. Each Borrower will:

4.1

(a) Maintain its corporate existence and good standing in its jurisdiction of incorporation, (b) maintain its qualification in each jurisdiction necessary to such Borrower’s business or operations except where the failure to so maintain would not reasonably be expected to have a Material Adverse Effect, and (c) not merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a “Borrower” under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing; provided, however, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom, upon prior written notice to Lender, any Borrower may merge with and into another Borrower, provided that if Parent is a party to such merger, Parent shall be the continuing or surviving entity.

4.2	Give Lender at least 30 days prior written notice of changes to its name, organization, chief executive office or location of records.

4.3

Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested, other than such taxes being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture.

4.4	Maintain:

(a)

insurance satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of such Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for such Borrower’s business. Each such policy shall provide for at least thirty (30) days prior notice to Lender of any cancellation thereof; provided that notice may be ten (10) days in the case of non-payment of premium.

(b)

all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement, or in an amount acceptable to Lender. The insurance must be issued by an insurance company acceptable to Lender and must include a lender’s loss payable endorsement in favor of Lender in a form acceptable to Lender.

Upon the request of Lender, Borrowers shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

4.5	Immediately transfer and deliver to Lender all Collections such Borrower receives.

4.6	Not create, incur, assume, or be liable for any indebtedness, other than Permitted Indebtedness.

4.7

Promptly notify Lender if such Borrower hereafter obtains any interest in any registered copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business.

4.8

Provide the following financial information and statements in form and content acceptable to Lender, and such additional information as requested by Lender from time to time in its Permitted Discretion. Lender has the right to require Borrowers to deliver financial information and statements to Lender more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)

Within 5 days of filing with the Securities and Exchange Commission, the annual financial statements of Borrowers, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to Lender, it being understood that BDO USA, LLP is acceptable to Lender) by a Certified Public Accountant acceptable to Lender. The statements shall be prepared on a consolidated basis.

(b)

No later than 30 days after the end of each month (including the last period in each fiscal year), monthly financial statements of Borrowers, certified and dated by an authorized financial officer. The statements shall be prepared on a consolidated basis.

(c)	Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by Borrowers to or from Borrowers’ auditor.

(d)	If applicable, copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Parent concurrent with the date of filing with the Securities and Exchange Commission.

(e)	Annual projections by month shall be provided to Lender no later than 45 days after the beginning of each fiscal year, specifying the assumptions used in creating the projections.

(f)

Within 15 days of filing, copies of all business tax returns, which must be prepared by a Certified Public Accountant acceptable to Lender, it being understood that Baker Tilly Virchow Krause LLP and Deloitte are acceptable to Lender.

(g)

Within 30 days of the end of each month, a Compliance Certificate of Borrowers, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to calculate the financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Event of Default under this Agreement and, if any such Event of Default exists, specifying the nature thereof and the action Borrowers are taking and proposes to take with respect thereto.

(h)

Within 10 days after the end of each calendar month, and with each Advance Request, a borrowing base certificate, in form and substance satisfactory to Lender, setting forth Eligible Receivables and Eligible Receivable Amounts thereof, Eligible Inventory as of the last day of the preceding calendar month or as of no earlier than 3 business days prior to the date of the Advance Request, as applicable.

(i)

Within 10 days after the end of each calendar month, and with each Advance Request, a detailed aging of Borrowers’ Receivables by invoice or a summary aging by account debtor, together with payable aging, inventory schedule, deferred revenue schedule, sales journal, credit memo report, cash receipt journal, accrued rebates schedule, copies of the most recent bank account statements from Investor’s Community Bank, and such other matters as Lender may request as of the last day of the preceding calendar month or as of no earlier than 3 business days prior to the date of the Advance Request, as applicable.

(j)

Promptly upon Lender’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to Borrowers and as to each guarantor of Borrowers’ obligations to Lender as Lender may request.

4.9

Maintain its primary depository and operating accounts with Lender and, in the case of any deposit accounts not maintained with Lender, grant to Lender a first priority perfected security interest in and “control” (within the meaning of Section 9104 of the UCC) of such deposit account pursuant to documentation acceptable to Lender. Borrowers shall close all deposit accounts maintained with Wells Fargo Bank and Investor’s Community Bank as soon as possible but in no event later than 60 days following the date hereof; provided that. notwithstanding the foregoing, Borrowers shall be permitted to maintain cash in deposit accounts at Investor’s Community Bank, provided that the aggregate cash on deposit in all of such deposit accounts does not exceed $15,000, in the aggregate, at any time.

4.10	Provide to Lender:

(a)	promptly upon the execution hereof, the following documents which shall be in form satisfactory to Lender:

(i)	An intellectual property security agreement by each Borrower;

(ii)	An Intercompany Subordination Agreement, duly executed by each Borrower and each of Subsidiary of any Borrower;

(iii)	A Collateral Pledge Agreement, duly executed by Parent, pledging 65% of the issued and outstanding equity of Orion LED Canada, Inc. owned by Parent; and

(iv)	Such other agreements, instruments and documents as Lender shall reasonably require; and

(b)

as soon as practicable but in any event no later than November 26, 2018, a certificate of foreign qualification and good standing for Parent, dated a recent date, showing that Parent is in good standing under the laws of the state of South Carolina.

4.11

Promptly provide to Lender such additional information and documents regarding the finances, properties, business or books and records of such Borrower or any guarantor or any other obligor as Lender may reasonably request.

4.12

Maintain Borrowers’ financial condition as follows in accordance with GAAP and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrowers’ financial statements for the period ending October 31, 2018:

(a)	9 months’ RML, tested as of the end of each month.

4.13	Not make or contract to make, without Lender’s prior written consent, capital expenditures, including leasehold improvements, in any fiscal year in excess of $500,000.

4.14	Not make any investment in or to any Person, other than investments existing as of the date of this Agreement and specifically disclosed on a schedule to this Agreement.

4.15	Not pay any dividends or make any distributions or payment with respect to such Borrower’s capital stock or redeem, retire or purchase any of Borrower’s capital stock.

4.16

Not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

5.

SECURITY INTEREST. To secure the prompt payment and performance to Lender of all of the Obligations, each Borrower hereby grants to Lender a continuing security interest in the Collateral. Borrowers are not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except for the sale of finished inventory in Borrowers’ usual course of business. Each Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral. Each Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and Collateral upon request of Lender. Borrowers shall not grant or permit any lien or security in the Collateral or any interest therein other than Permitted Liens.

6.

POWER OF ATTORNEY. Each Borrower irrevocably appoints Lender and its successors and assigns, as its true and lawful attorney in fact, and authorizes Lender (a) to, whether or not there has been an Event of Default, (i) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or such Borrowers’ name, as Lender may choose; (ii) prepare, file and sign such Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iii) notify all Account Debtors with respect to the Receivables to pay Lender directly; (iv) receive and open all mail addressed to such Borrower for the purpose of collecting the Receivables; (v) endorse such Borrower’s name on any checks or other forms of payment on the Receivables; (vi) execute on behalf of such Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (vii) debit such Borrower’s deposit accounts maintained with Lender for any and all Obligations due under this Agreement; and (viii) do all acts and things necessary or expedient, in furtherance of any such purposes, and (b) to, upon the occurrence and during the continuance of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Receivables. Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by each Borrower to Lender hereunder shall be applicable with respect to all Receivables and all Collateral.

7.	DEFAULT AND REMEDIES.

7.1	Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(a)	Failure to Pay. Borrowers fail to make a payment when due under this Agreement.

(b)	Lien Priority. Lender fails to have an enforceable first lien (except Permitted Liens) on or security interest in the Collateral.

(c)

False Information. Any Borrower (or any guarantor) has given Lender any materially false or misleading information or representations or has failed to disclose any material fact relating to the subject matter of this Agreement.

(d)	Death. Any Borrower or any guarantor dies or becomes legally incompetent, or if any Borrower is a partnership, its general partner dies or becomes legally incompetent.

(e)

Bankruptcy. (i) Any Borrower (or any guarantor) files a bankruptcy petition; (ii) a bankruptcy petition is filed against any Borrower (or any guarantor), and any of the following events occur: (x) the petition commencing the bankruptcy petition is not timely controverted; (y) the petition commencing the bankruptcy proceeding is not dismissed within 60 calendar days of the date of the filing thereof; (z) an interim trustee is appointed to take possession of all or a substantial portion of the assets of, or to operate all or any substantial portion of the business of, such Borrower (or such guarantor); or (aa) an order for relief shall have been issued or entered therein; or (iii) any Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

(f)

Receivers. A receiver or similar official is appointed for a substantial portion of any Borrower’s (or any guarantor’s) business and such appointment is not vacated, stayed or discharged within 30 days of commencement of the appointment, or the business is terminated.

(g)

Judgments. Any judgments or arbitration awards are entered against any Borrower (or any guarantor), or any Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration and the aggregate amount of all such judgments, awards, and agreements exceeds $250,000. and such judgments, awards and agreements remain unvacated, unbonded or unstayed for a period of 30 days.

(h)	Material Adverse Change. The occurrence of a Material Adverse Effect.

(i)

Cross-default. Any default occurs under any agreement in connection with any credit in excess of $200,000 any Borrower (or any guarantor) or any of Borrowers’ Affiliates has obtained from anyone else or which any Borrower (or any guarantor) or any of Borrowers’ Affiliates has guaranteed (other than trade amounts payable incurred in the ordinary course of business and not more than 60 days past due).

(j)

Default under Related Documents. Any default occurs (beyond any applicable cure or grace periods) under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

(k)

Other Agreements. Any Borrower (or any guarantor) or any of Borrowers’ Affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement any Borrower (or any guarantor) or any of Borrowers’ Affiliates has with Lender or any Affiliate of Lender.

(l)

Change of Control. (i) Parent fails to own and control, directly or indirectly, 100% of the capital stock, membership interests or equity interests of each other Borrower, (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 30%, or more, of the capital stock, membership interests or equity interests of Parent having the right to vote for the election of members of the Board of Directors, or (c) a majority of the members of the Board of Directors of each Borrower do not constitute Continuing Directors.

(m)

Other Breach Under Agreement. (i) Borrowers fail to meet the conditions of, or fail to perform any obligation under, Section 1.4, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, or 4.16, or (ii) Borrowers fail to meet the conditions of, or fail to perform any obligation under, any other term of this Agreement not specifically referred to above and if such failure to meet or perform is readily curable, such default continues uncured for a period of 30 days after the earlier to occur of (x) Administrative Borrower obtaining knowledge of such breach, default or an event of default, or (y) Lender’s delivery of notice to Administrative Borrower of such breach, default or an event of default.

7.2

Remedies. Upon the occurrence and during the continuance of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Advances or extending any other financial accommodations to Borrowers; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 7.1(e), automatically and without notice or demand, due and payable in full; and (3) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the UCC, all the power of attorney rights described in Section 6 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercially reasonable manner.

8.

ACCRUAL OF INTEREST. All interest and finance charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used. Lender may charge interest, finance charges and fees based upon the projected amounts thereof as of the due dates therefor, and adjust subsequent charges to account for the actual accrued amounts. If any amount due under Section 2.2, amounts due under Section 9, and any other Obligations not otherwise bearing interest hereunder is not paid when due, such amount shall bear interest at a per annum rate equal to the Finance Charge Percentage until the earlier of (i) payment in good funds or (ii) entry of a trial judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

9.

FEES, COSTS AND EXPENSES; INDEMNIFICATION. Borrowers will pay to Lender upon demand all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, any Borrower or any other person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against any Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Receivables or the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving any Borrower, any Receivable, the Collateral, any Account Debtor, or any guarantor. Borrowers shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing.

10.	INTEGRATION, SEVERABILITY WAIVER, CHOICE OF LAW, FORUM AND VENUE.

10.1

This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrowers concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrowers concerning this credit; and (c) are intended by Lender and Borrowers as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an Advance after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment.

10.2

THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA. THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA, OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS JURISDICTION OVER THE SUBJECT MATTER AND PARTIES IN CONTROVERSY. EACH PARTY HERETO WAIVES ANY RIGHT TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR ANY OTHER RELATED DOCUMENTS. SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST THE BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS SPECIFIED FOR NOTICES PURSUANT TO SECTION 11.

11.

NOTICES; TELEPHONIC AND TELEFAX AUTHORIZATIONS. All notices shall be given to Lender and Borrowers at the addresses or faxes set forth on the signature page of this agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex. Lender may honor telephone or telefax instructions for Advances or repayments given, or purported to be given, by any one of the Authorized Persons. Borrowers will indemnify and hold Lender harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions Lender reasonably believes are made by any Authorized Person, except arising solely out of Lender’s gross negligence or willful misconduct. This paragraph will survive this Agreement’s termination, and will benefit Lender and its officers, employees, and agents.

12.	DEFINITIONS AND CONSTRUCTION.

12.1	Definitions. In this Agreement:

“Account Balance” means at any time the aggregate of the Advances outstanding as reflected on the records maintained by Lender, together with any past due Finance Charges thereon.

“Account Debtor” has the meaning in the UCC and includes any person liable on any Receivable, including without limitation, any guarantor of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

“Acceptable Letter of Credit” means a standby letter of credit, issued by a bank or financial institution acceptable to Lender in its Permitted Discretion, in form and substance satisfactory to Lender in its Permitted Discretion, in an amount equal to 110% of the Letter of Credit Obligations, naming Lender as beneficiary to reimburse payments of drafts drawn under outstanding Letters of Credit.

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

“Administrative Borrower” is defined in Section 20.11.

“Advance” means an advance made by Lender to Borrowers under this Agreement.

“Advance Request” means a writing in form and substance satisfactory to Lender and signed by an Authorized Person requesting an Advance.

“Agreement” means this Business Financing Agreement.

“Affiliate” means, as to any person or entity, any other person or entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such person or entity.

“Applicable Margin” means the margin set forth below opposite the applicable Quick Ratio disclosed in the latest Compliance Certificate delivered pursuant to Section 4.8(g):

Quick Ratio	Applicable Margin
Equal to or less than 1.00 to 1.0	0.50%
Greater than 1.00 to 1.0	0.25%

“Authorized Person” means any one of the individuals authorized to sign on behalf of Borrowers, and any other individual designated by any one of such authorized signers.

“Borrowers’ Account” means Borrowers’ general operating account maintained with Lender, into which all Advances will be deposited unless otherwise instructed by Administrative Borrower in writing.

“Borrowing Base” means at any time the sum of:

(i)	85% of the Eligible Receivable Amount; plus

(ii)

Solely during any Inventory Sublimit Availability Period, the least of (x) 50% of the book value of Eligible Inventory, (y) 80% of the net orderly liquidation value of Eligible Inventory, (z) the Inventory Sublimit, or (aa) an amount equal to 66.67% of the availability created by clause (i) of this definition; minus

(iii)	such reserves as Lender may deem proper and necessary it is Permitted Discretion from time to time.

Lender may increase or decrease the advance rates set forth in clause (i) and (ii) of this definition from time to time in its Permitted Discretion upon notice to Administrative Borrower.

“Cash Collateralize” means the delivery of cash or an Acceptable Letter of Credit to Lender, as security for the payment of Obligations, in an amount equal to, (a) with respect to Letters of Credit, 110% of the Letter of Credit Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Cash Management Services, the Credit Card Limit, and the FX Sublimit), 110% of Lender’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

“Cash Flow” and “Cash Burn” mean, for any trailing 3 month period, EBDA plus stock-based compensation minus capital lease principal payments, tested as of the end of each month.

“Cash Management Sublimit” means $0.

“Collateral” means all of each Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including but not limited to the following (collectively, the “Collateral”): (a) all accounts (including health care insurance receivables), chattel paper (including tangible and electronic chattel paper), inventory (including all goods held for sale or lease or to be furnished under a contract for service, and including returns and repossessions), equipment (including all accessions and additions thereto), instruments (including promissory notes), investment property (including securities and securities entitlements), documents (including negotiable documents), deposit accounts, letter of credit rights, money, any commercial tort claim of such Borrower which is now or hereafter identified by Administrative Borrower or Lender, general intangibles (including payment intangibles and software), goods (including fixtures) and all of Borrowers’ books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including without limitation, insurance proceeds, and all supporting obligations and the security therefore or for any right to payment. Collateral shall specifically exclude (the “Excluded Collateral”) (i) all real property owned by such Borrower (ii) “intent-to-use” Trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively by the United States Patent and Trademark Office, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such “intent to use” trademark applications under applicable federal law, (iii) any items of general intangibles that is now owned or hereafter held by such Borrower but only to the extent that such item of general intangibles (or any agreement evidencing such item of general intangibles) contains a term or is subject to a rule of law, statute or regulation that restricts, prohibits, or requires a consent (that has not been obtained) of a person or entity (other than such Borrower) to, the creation, attachment or perfection of the security interest granted herein, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC) so long as such Borrower has used commercially reasonable efforts to obtain the consent to such creation, attachment or perfection of the security interest granted herein and (iv) any equipment subject to a Permitted Lien (other than security interests in favor of Lender) to the extent that the grant of other liens on such equipment (w) would result in a breach or violation of, or constitute a default under, the agreement or instrument governing such Permitted Lien, (x) would result in the loss of use of such equipment, (y) would permit the holder of such Permitted Lien to terminate such Loan Party’s use of such equipment, (z) would otherwise result in a loss of material rights of such Borrower with respect to such equipment; provided, however, that (1) Excluded Collateral shall not include any proceeds of any item of Excluded Collateral, and (y) any item of Excluded Collateral that at any time ceases to satisfy the criteria for Excluded Collateral (whether as a result of such Borrower obtaining any necessary consent, any change in any rule of law, statute or regulation, or otherwise), shall no longer be Excluded Collateral.

“Collection Account” means the deposit account maintained with Lender which, pursuant to the Lockbox Agreement, all Collections received in the Lockbox are to be deposited, and as to which Borrowers have no right to withdraw funds.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.

“Compliance Certificate” means a certificate in the form attached as Exhibit A to this Agreement by an Authorized Person that, among other things, the representations and warranties set forth in this Agreement are true and correct in all material respects (except to the extent such representation is qualified by “materiality”, “material adverse change” or words of similar import, in which case they shall be true and correct in all respects) as of the date such certificate is delivered, except to the extent such representation or warranty relates to a specific earlier date in which case such representation and warranties shall be true and correct in all material respects (except to the extent such representation is qualified by “materiality”, “material adverse change” or words of similar import, in which case they shall be true and correct in all respects) as of such stated earlier date.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on date of this Agreement, and (b) any individual who becomes a member of the Board of Directors of Parent after the date of this Agreement if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office on the date of this Agreement in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Credit Card Limit” means the lesser of (a) the credit limit stated in the applicable credit card agreements for business credit cards issued by Lender for the account of Borrowers, or (b) $150,000.

“Credit Limit” means the sum of $20,000,000 plus the Credit Card Limit, which is intended to be the maximum amount of Advances (including deemed Advances under the Credit Card Limit) at any time outstanding.

“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Due Diligence Fee” means a payment of an annual fee equal to $900 due upon the date of this Agreement and $900 due upon each anniversary thereof so long as any Advance is outstanding or available hereunder.

“EBDA” means consolidated net profit before tax plus depreciation expense and amortization expense.

“Eligible Inventory” means Inventory which shall be valued at the lower of cost (determined on a first-in-first-out basis) or market, and which satisfies the following requirements:

(a)	the Inventory is owned by the applicable Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender;

(b)

the Inventory is held for sale or use in the ordinary course of the applicable Borrowers’ business and is of good and merchantable quality. Display items, work-in-process, parts, samples, and packing and shipping materials are not eligible. Inventory which is obsolete, unsalable, damaged, defective, used, discontinued, perishable or slow moving (i.e., in the applicable Borrower’s stock for 12 months or more), or which has been returned by the buyer, is not eligible;

(c)	the Inventory is covered by insurance as required in Section 4.4 of this Agreement;

(d)	the Inventory has not been manufactured to the specifications of a particular Account Debtor;

(e)	the Inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of Lender to sell the Inventory (including its packaging) to third parties;

(f)	the Inventory has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.);

(g)	the Inventory is not on consignment;

(h)	the Inventory is not related to an “undesirable” industry, as determined by Lender from time to time in its sole discretion;

(i)	the Inventory is located at one of Borrowers’ locations within the United States;

(j)	Lender has received an audit on the Inventory satisfactory to Lender; and

(k)	the Inventory is otherwise acceptable to Lender.

“Eligible Receivable” means a Receivable that satisfies all of the following:

(a)	The Receivable has been created by the applicable Borrower in the ordinary course of such Borrower’s business and without any obligation on the part of such Borrower to render any further performance.

(b)

There are no conditions which must be satisfied before the applicable Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c)

The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise; provided the portion excluded pursuant to this clause (c) shall not exceed the amount of the defense.

(d)

The Receivable is not the obligation of an Account Debtor who has asserted or may be reasonably be expected to assert any counterclaims or offsets against the applicable Borrower (including offsets for any “contra accounts” owed by such Borrower to the Account Debtor for goods purchased by such Borrower or for services performed for such Borrower); provided that the amount excluded pursuant to this clause (d) shall not exceed the amount of such counterclaims and offsets and shall not be in duplication of counterclaims and offsets used to calculate the Receivable Amount.

(e)

The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f)	the applicable Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

(g)

the applicable Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Receivable; the applicable Borrower has taken all appropriate actions to ensure access to the courts of the state where Account Debtor is located, including, where necessary; the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by such Borrower as a foreign corporation authorized to transact business in such state.

(h)

The Receivable is owned by the applicable Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i)

The Account Debtor on the Receivable is not any of the following: (1) an employee, Affiliate, parent or subsidiary of any Borrower, or an entity which has common officers or directors with any Borrower; (2) the U.S. government or any agency or department of the U.S. government unless the applicable Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against such Borrower; (3) any person or entity located in a foreign country except Canada (excluding Quebec) unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; or (B) the Receivable is supported by other insurance, bond or assurance acceptable to Lender; or (4) an Account Debtor as to which 35% or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date.

(j)

The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within 90 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

(k)	The Receivable does not arise from the sale of goods which remain in the applicable Borrower’s possession or under such Borrower’s control.

(l)

The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to the applicable Borrower under any other obligation which is evidenced by a promissory note.

(m)

The Receivable is not that portion of Receivables due from an Account Debtor which is in excess of 35% (or 50% if the Account Debtor is Ford Motor Company, Toyota, or Home Depot) of Borrowers’ aggregate dollar amount of all outstanding Receivables.

(n)	The Receivable does not arise from pre-billings, retention billings, or progress billings.

(o)	The Receivable does not consist of bill & hold accounts, bonded receivables, or employee receivables.

(p)	The Receivable is otherwise acceptable to Lender.

“Eligible Receivable Amount” means at any time the sum of the Receivable Amounts of the Eligible Receivables.

“Event of Default” has the meaning set forth in Section 7.1.

“Facility Fee” means a payment of an annual fee equal to 0.45 percentage points of the Credit Limit due upon the date of this Agreement and each anniversary thereof so long as any Advance is outstanding or available hereunder.

“Finance Charge” means an interest amount equal to the Finance Charge Percentage of the ending daily Account Balance for the relevant period.

“Finance Charge Percentage” means a rate per year equal to the Prime Rate plus the Applicable Margin plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.

“FX Sublimit” means $0.

“GAAP” means generally accepted accounting principles consistently applied and used consistently with prior practices.

“Inventory” means and includes all of each Borrowers’ now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment, arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrowers’ business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Inventory Sublimit” means $6,700,000.

“Inventory Sublimit Availability Period” means the period commencing on the date that Borrowers have delivered financial statements to Lender demonstrating 6 consecutive monthly measurement periods following the Start Date of positive Cash Flow and terminating on the date, if ever, that Borrowers have Cash Flow of less than <$750,000> in an monthly measurement period. As used herein, “Start Date” means, initially, the date of this Agreement, and thereafter Start Date means the date that the Inventory Sublimit Availability Period terminates pursuant to the foregoing.

“Lender” means WESTERN ALLIANCE BANK, an Arizona corporation, and its successors and assigns.

“Letter of Credit” has the meaning set forth in Section 1.8.

“Letters of Credit Obligation” means, at any time, the sum of, without duplication, (i) the maximum amount available to be drawn on all outstanding Letters of Credit issued by Lender or by Lender’s Affiliate and (ii) the aggregate amount of all amounts drawn and unreimbursed with respect to Letters of Credit issued by Lender or by Lender’s Affiliate.

“Letter of Credit Sublimit” means $2,000,000.

“Loan Documents” means this Agreement and all other documents, instruments, and agreements executed in connection with the transactions contemplated hereunder or to perfect or protect the liens and security interests granted to Lender in connection herewith.

“Lockbox” is defined in the Lockbox Agreement.

“Lockbox Agreement” is defined in Section 1.4(a).

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, condition (financial or otherwise), or results of operations of Borrowers taken as a whole; (ii) the ability of any Borrower or any guarantor to perform its obligations under the Loan Documents to which it is a party, (iii) the validity or enforceability of the Loan Documents, or the rights or remedies of Lender hereunder and thereunder, (iv) the value of the Collateral, or (v) the priority of Bank’s Liens with respect to the Collateral.

“Maturity Date” means two years from the date hereof or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.

“Month End” means the last calendar day of each month.

“Obligations” means all liabilities and obligations of Borrowers (or any of them) to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, fees, interest, expenses, professional fees and attorneys’ fees.

“Overadvance” means at any time an amount equal to the greater of the amounts (if any) by which the total amount of the outstanding Advances (including deemed Advances with respect to the FX Sublimit, the Letter of Credit Sublimit, the Credit Card Limit, and the total amount of the Cash Management Sublimit) exceeds the lesser of the Credit Limit or the Borrowing Base.

“Permitted Discretion” means: a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Indebtedness” means:

(a)	Indebtedness under this Agreement or that is otherwise owed to Lender.

(b)	Indebtedness existing on the date hereof and specifically disclosed on a schedule to this Agreement.

(c)	Purchase money indebtedness (including capital leases) incurred to acquire capital assets in ordinary course of business and not exceeding $1,100,000 in total principal amount at any time outstanding.

(d)

Other indebtedness in an aggregate amount not to exceed $500,000 at any time outstanding; provided that such indebtedness is junior in priority (if secured) to the Obligations and provided that the incurrence of such Indebtedness does not otherwise cause an Event of Default hereunder.

(e)	Inter-company indebtedness among Borrowers.

(f)

Unpaid insurance premiums (not in excess of one (1) years’ premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business.

(g)

Indebtedness incurred in the refinancing of any indebtedness set forth in (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrowers.

(h)	Other Indebtedness as may be agreed in writing by Bank.

“Permitted Liens” means the following but only with respect to property not consisting of Receivables or Inventory:

(a)	Liens securing any of the indebtedness described in clauses (a) through (d) of the definition of Permitted Indebtedness.

(b)

Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests.

(c)

Liens incurred in connection with the extension, renewal or refinancing of the indebtedness described in clause (g) of the definition of Permitted Indebtedness, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

(d)

Liens arising in the ordinary course of business (such as (i) liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law and (ii) liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed.

(e)

Attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $200,000 (to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has not disclaimed coverage in writing) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings.

(f)

Liens in favor of insurers (or other persons or entities financing the payment of insurance premiums) for the premiums payable in respect of insurance policies maintained by Borrowers issued by such insurers securing Debt permitted under clause (f); provided that such liens attach solely to returned premiums in respect of such insurance policies and the proceeds of such policies.

(g)

Liens granted to Sentry Financial Corporation (“Sentry”) pursuant to purchase agreements entered into from time to time between Sentry and Parent; provided that such Liens encumber solely (1) an energy services agreement between Parent and Ford Motor Company (or, upon written notice to Lender, any other Account Debtor of Parent) that is assigned to Sentry, (2) the inventory of Parent covered by such agreement, and (3) the payments owing to Parent thereunder.

“Prime Rate” means the greater of 5.00% per year or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Lender as its Prime Rate. Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Prime Rate.

“Quick Ratio” means the aggregate of unrestricted cash, unrestricted marketable securities and the aggregate Receivable Amount of all Receivables (per the most recent borrowing base certificate delivered to Lender) hereunder convertible into cash divided by total current liabilities, including the Obligations.

“Receivable Amount” means as to any Receivable, the Receivable Amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

“Receivables” means each Borrower’s rights to payment arising in the ordinary course of such Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

“RML” means, as of the date of determination, unrestricted cash on deposit with Lender plus availability under Section 1.1 divided by Cash Burn as of such date.

“Subordinated Debt” means indebtedness of any Borrower that is expressly subordinated to the indebtedness of such Borrower owed to Lender pursuant to a subordination agreement satisfactory in form and substance to Lender.

“Subsidiary” means any corporation, limited liability company, partnership, trust or other entity (whether now existing or hereafter organized or acquired) of which Parent or one or more Subsidiaries of Parent at the time owns or controls directly or indirectly more than 50% of the shares of stock or partnership or other ownership interest having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees or otherwise exercising control of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether at the time stock or any other form of ownership of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Termination Fee” means a payment equal to 0.50% of the Credit Limit.

“UCC” means the California Uniform Commercial Code, as amended or supplemented from time to time.

12.2	Construction:

(a)

In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms “include” and “including” are not limiting; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(b)

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrowers or Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel. In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(c)	Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

13.

JURY TRIAL WAIVER. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

14.	JUDICIAL REFERENCE PROVISION.

14.1	In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

14.2

With the exception of the items specified in Section 14.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

14.3

The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

14.4

The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

14.5

The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

14.6

The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

14.7

Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

14.8

The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

14.9

If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

14.10

THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

15.

EXECUTION, EFFECTIVENESS, SURVIVAL. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other documents executed in connection herewith constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective upon the execution and delivery hereof by Borrowers and Lender and shall continue in full force and effect until the Maturity Date and thereafter so long as any Obligations remain outstanding hereunder. Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrowers’ behalf. Each Borrower agrees that Lender shall have the right to identify such Borrower by name in those materials.

16.

OTHER AGREEMENTS. Any security agreements, liens and/or security interests securing payment of any obligations of Borrowers (or any of them) owing to Lender or its Affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement. An Event of Default under this Agreement constitutes a default under other outstanding agreements between any Borrower and Lender or its Affiliates.

17.

REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrowers or any guarantor, or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the United States Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and reasonable and documented out-of-pocket attorneys’ fees of Lender related thereto, the liability of Borrowers and such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.

PATRIOT ACT NOTIFICATION. Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (“Patriot Act”), Lender is required to obtain, verify and record information that identifies Borrowers, which information includes the names and addresses of Borrowers and other information that will allow Lender to identify Borrowers in accordance with the Patriot Act.

19.

ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Administrative Borrower notifies Lender that Borrowers request an amendment to any provision hereof to eliminate the effect of any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) (an “Accounting Change”) occurring after the date of this Agreement, or in the application thereof (or if Lender notifies Administrative Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lender and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. Whenever used herein, the term “financial statements” shall include the footnotes and schedules thereto. Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their respective Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

20.	JOINT AND SEVERAL LIABILITY; SINGLE LOAN ACCOUNT.

20.1

Joint and Several Liability. Each Borrower agrees that it is jointly and severally, directly and primarily liable to Lender for payment, performance and satisfaction in full of the Obligations and that such liability is independent of the duties, obligations, and liabilities of the other Borrower. Lender may bring a separate action or actions on each, any, or all of the Obligations against any Borrower, whether action is brought against the other Borrowers or whether the other Borrowers are joined in such action. In the event that any Borrower fails to make any payment of any Obligations on or before the due date thereof, the other Borrowers immediately shall cause such payment to be made or each of such Obligations to be performed, kept, observed, or fulfilled.

20.2

Primary Obligation; Waiver of Marshaling. This Agreement and the Loan Documents to which Borrowers are a party are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to this Agreement or the Loan Documents to which Borrowers are a party. Each Borrower agrees that its liability under this Agreement and the Loan Documents which Borrowers are a party shall be immediate and shall not be contingent upon the exercise or enforcement by Lender of whatever remedies they may have against the other Borrowers, or the enforcement of any lien or realization upon any security Lender may at any time possess. Each Borrower consents and agrees that Lender shall be under no obligation to marshal any assets of any Borrower against or in payment of any or all of the Obligations.

20.3

Financial Condition of Borrowers. Each Borrower acknowledges that it is presently informed as to the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower hereby covenants that it will continue to keep informed as to the financial condition of the other Borrowers, the status of the other Borrowers and of all circumstances which bear upon the risk of nonpayment. Absent a written request from any Borrower to Lender for information, each Borrower hereby waives any and all rights it may have to require Lender to disclose to such Borrower any information which Lender may now or hereafter acquire concerning the condition or circumstances of the other Borrowers.

20.4

Continuing Liability. The liability of each Borrower under this Agreement and the Loan Documents to which such Borrower is a party includes Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Obligations after prior Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Borrower hereby waives any right to revoke its liability under this Agreement and Loan Documents as to future indebtedness, and in connection therewith, each Borrower hereby waives any rights it may have under Section 2815 of the California Civil Code.

20.5	Additional Waivers. Each Borrower absolutely, unconditionally, knowingly, and expressly waives:

(a)

(1) notice of acceptance hereof; (2) notice of any Loans or other financial accommodations made or extended under this Agreement and the Loan Documents to which Borrowers are a party or the creation or existence of any Obligations; (3) notice of the amount of the Obligations, subject, however, to each Borrower’s right to make inquiry of Lender to ascertain the amount of the Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the other Borrowers or of any other fact that might increase such Borrower’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents to which Borrowers are a party, except as may be otherwise expressly set forth herein; and (6) all other notices (except if such notice is specifically required to be given to Borrowers hereunder or under the Loan Documents to which Borrowers are a party) and demands to which such Borrower might otherwise be entitled.

(b)

its right, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require Lender to institute suit against, or to exhaust any rights and remedies which Lender has or may have against, the other Borrowers or any third party, or against any collateral for the Obligations provided by the other Borrowers, or any third party. Each Borrower further waives any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers in respect thereof.

(c)

(1) any rights to assert against Lender any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against the other Borrowers or any other party liable to Lender; (2) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (3) any defense such Borrower has to performance hereunder, and any right such Borrower has to be exonerated, provided by Sections 2819, 2822, or 2825 of the California Civil Code, or otherwise, arising by reason of: the impairment or suspension of Lender’s rights or remedies against the other Borrowers; the alteration by Lender of the Obligations; any discharge of the other Borrowers’ obligations to Lender by operation of law as a result of Lender’s intervention or omission; or the acceptance by Lender of anything in partial satisfaction of the Obligations; and (4) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Borrower’s liability hereunder.

(d)

Each Borrower absolutely, unconditionally, knowingly, and expressly waives any defense arising by reason of or deriving from (i) any claim or defense based upon an election of remedies by Lender including any defense based upon an election of remedies by Lender under the provisions of Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure or any similar law of California or any other jurisdiction; or (ii) any election by Lender under Section 1111(b) of the Bankruptcy Code to limit the amount of, or any collateral securing, its claim against Borrowers. Pursuant to California Civil Code Section 2856(b):

(i)

Each Borrower waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the other Borrowers by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

(ii)

Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by real property. This means, among other things: (1) Lender may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrowers; and (2) if Lender forecloses on any real property collateral pledged by the other Borrowers: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

(B) Lender may collect from such Borrower even if Lender, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from the other Borrowers. This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(e)

Each Borrower hereby absolutely, unconditionally, knowingly, and expressly waives (until payment in full in cash of the Obligations): (i) any right of subrogation such Borrower has or may have as against the other Borrowers with respect to the Obligations; (ii) any right to proceed against the other Borrowers or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which such Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations; and (iii) any right to proceed or seek recourse against or with respect to any property or asset of the other Borrowers.

(f)

WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, EACH BORROWER HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, AND 2850, CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580c, 580d, AND 726, CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, 3605, 9504, 9505, AND 9507, AND CHAPTER 2 OF TITLE 14 OF PART 4 OF DIVISION 3 OF THE CALIFORNIA CIVIL CODE.

20.6

Settlements or Releases. Each Borrower consents and agrees that, without notice to or by such Borrower, and without affecting or impairing the liability of such Borrower hereunder, Lender may, by action or inaction:

(a)

compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce this Agreement and the Loan Documents, or any part thereof, with respect to the other Borrowers or any guarantor;

(b)	release the other Borrowers or any guarantor or grant other indulgences to the other Borrowers or any guarantor in respect thereof;

(c)	amend or modify in any manner and at any time (or from time to time) this Agreement or any of the Loan Documents; or

(d)

release or substitute any guarantor, if any, of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any other guaranty of the Obligations, or any portion thereof.

20.7

No Election. Lender shall have the right to seek recourse against each Borrower to the fullest extent provided for herein, and no election by Lender to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Lender’s right to proceed in any other form of action or proceeding or against other parties unless Lender have expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Lender under this Agreement and the Loan Documents shall serve to diminish the liability of any Borrower under this Agreement and the Loan Documents to which Borrowers are a party except to the extent that Lender finally and unconditionally shall have realized indefeasible payment by such action or proceeding.

20.8

Indefeasible Payment. The Obligations shall not be considered indefeasibly paid unless and until all payments to Lender are no longer subject to any right on the part of any Person, including any Borrower, any Borrower as a debtor in possession, or any trustee (whether appointed pursuant to the Bankruptcy Code of the United States of America, or otherwise) of any Borrower’s assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential. Upon such full and final performance and indefeasible payment of the Obligations, Lender shall have no obligation whatsoever to transfer or assign its interest in this Agreement and the Loan Documents to any Borrower. In the event that, for any reason, any portion of such payments to Lender is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made, and any Borrower shall be liable for the full amount Lender is required to repay plus any and all costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and attorneys’ fees incurred in proceedings brought under the Bankruptcy Code of the United States of America) paid by Lender in connection therewith.

20.9

Single Loan Account. At the request of Borrowers to facilitate and expedite the administration and accounting processes and procedures of the Advances and Letters of Credit, Lender has agreed, in lieu of maintaining separate loan accounts on Lender’s books in the name of each of Borrowers, that Lender may maintain a single loan account under the name of all Borrowers (the “Loan Account”). All Loans shall be made jointly and severally to Borrowers and shall be charged to the Loan Account, together with all interest and other charges as permitted under and pursuant to the Loan Documents. The Loan Account shall be credited with all repayments of Obligations received by Lender, on behalf of Borrowers, from any Borrower pursuant to the terms of the Loan Documents.

20.10

Apportionment of Proceeds of Advances. Each Borrower expressly agrees and acknowledges that Lender shall have no responsibility to inquire into the correctness of the apportionment or allocation of or any disposition by any of Borrowers of (a) the Advances or Letters of Credit, or (b) any of the expenses and other items charged to the Loan Account pursuant to this Agreement. The Advances and Letters of Credit and such expenses and other items shall be made for the collective, joint, and several account of Borrowers and shall be charged to the Loan Account.

20.11

Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (“Administrative Borrower”) which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Lender with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under the Loan Documents and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of the Loan Documents. It is understood that the handling of the Advances and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loans and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Lender to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Lender, and hold Lender harmless against, any and all liability, expense, loss or claim of damage, or injury, made against Lender by any Borrower or by any third Person whosoever, arising from or incurred by reason of (a) the handling of the Advances and Collateral of Borrowers as herein provided, (b) Lender’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by Lender hereunder or under the other Loan Documents, except that Borrowers will have no liability to Lender under this Section 20.11 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Lender.

[remainder of this page intentionally left blank]

21.

NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

IN WITNESS WHEREOF, Borrowers and Lender have executed this Agreement on the day and year above written.

BORROWERS:	ORION ENERGY SYSTEMS, INC.,
a Wisconsin corporation
Address for Notices:
C/O Orion Energy Systems, Inc.
2210 Woodland Drive	By:	/s/ William T. Hull
Manitowoc, WI 54220	Name:	William T. Hull
Fax:	Title:	Chief Financial Officer
Email:
Attn:
CLEAN ENERGY SOLUTIONS, LLC,
a Wisconsin limited liability company

	By:	/s/ William T. Hull
	Name:	William T. Hull
	Title:	Chief Financial Officer

GREAT LAKES ENERGY TECHNOLOGIES, LLC,
a Wisconsin limited liability company

	By:	/s/ William T. Hull
	Name:	William T. Hull
	Title:	Chief Financial Officer

ORION SHARED SERVICES, LLC,
a Wisconsin limited liability company

	By:	/s/ William T. Hull
	Name:	William T. Hull
	Title:	Chief Financial Officer

ORION AVIATION, LLC,
a Wisconsin limited liability company

	By:	/s/ William T. Hull
	Name:	William T. Hull
	Title:	Chief Financial Officer

[Signatures continue on next page]

BUSINESS FINANCING AGREEMENT

ORION TECHNOLOGY VENTURES, LLC,
a Wisconsin limited liability company

By:	/s/ William T. Hull
Name:	William T. Hull
Title:	Chief Financial Officer

ORION ASSET MANAGEMENT, LLC,
a Wisconsin limited liability company

By:	/s/ William T. Hull
Name:	William T. Hull
Title:	Chief Financial Officer

ORION OPERATIONS, LLC,
a Wisconsin limited liability company

By:	/s/ William T. Hull
Name:	William T. Hull
Title:	Chief Financial Officer

[Signatures continue on next page]

BUSINESS FINANCING AGREEMENT

LENDER:	WESTERN ALLIANCE BANK,
an Arizona corporation
Address for Notices:
WESTERN ALLIANCE BANK
55 Almaden Blvd.	By:	/s/ Lisa Chang
San Jose, CA 95113	Name:	Lisa Chang
Fax: (408) 423-8520	Title:	Vice President
Email: Lee.Shodiss@bridgebank.com
Attn: Lee Shodiss

BUSINESS FINANCING AGREEMENT

Schedule 1 to Business Financing Agreement

Name of Borrower	Form of Organization	Location of Chief Executive Office and records	Location of Collateral
Orion Energy Systems, Inc.	Wisconsin corporation
Clean Energy Solutions, LLC	Wisconsin limited liability company
Great Lakes Energy Technologies, LLC	Wisconsin limited liability company
Orion Shared Services, LLC	Wisconsin limited liability company
Orion Aviation, LLC	Wisconsin limited liability company
Orion Technology Ventures, LLC	Wisconsin limited liability company
Orion Asset Management, LLC	Wisconsin limited liability company
Orion Operations, LLC	Wisconsin limited liability company

Schedule 1 to Business Financing Agreement